Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

FIRST AMENDMENT, dated as of April 1, 2010, (the “First Amendment”), to the Rights Agreement, dated as of August 28, 2002 (the “Rights Agreement”), between REHABCARE GROUP, INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company (successor rights agent to Computershare Trust Company, Inc.), as rights agent (“Rights Agent”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

A. The Company and the Rights Agent previously entered into the Rights Agreement for the purpose of specifying the terms and conditions of the Rights.

B. Section 27 of the Rights Agreement provides, among other things, that, until such time as any Person becomes an Acquiring Person, the Company may make any supplement or amendment with respect to the Rights which the Company may deem necessary or desirable without the approval of any holders of Rights Certificates.

C. No Person has become an Acquiring Person as of the date hereof.

D. The Company and the Rights Agent desire to amend the Rights Agreement as set forth herein.

Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Amendment to Section 7(a).  Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

(a)
The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent together with payment of the Purchase Price for each one one-hundredth of a share of Preferred Stock as to which the rights are exercised, at or prior to the Close of Business on the earlier of (i) April 1, 2010, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof or (iii) the time at which the Rights are exchanged as provided in Section 24 hereof (such earlier date being herein referred to as the “Expiration Date”).

Section 2. Amendments to Exhibits.  The Exhibits to the Rights Agreement shall be deemed amended and restated to reflect this First Amendment, including all necessary and conforming changes.

Section 3. Effectiveness.  This First Amendment shall be effective upon execution by the parties hereto and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.  Notwithstanding anything to the contrary herein or in the Rights Agreement, each of the Company and the Rights Agent hereby acknowledges and agrees that at 5:00 P.M., New York City time, on the Final Expiration Date (as amended hereby), the Rights Agreement shall terminate and be of no further force and effect.

Section 4. Counterparts.  This First Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:	REHABCARE GROUP, INC.
By:/s/Kristina L. Ripper	By: /s/Patricia S. Williams
Name: Kristina L. Ripper	Name: Patricia S. Williams
Title: Paralegal	Title: Senior Vice President, General Counsel and Corporate Secretary

Attest:	COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent
By: /s/John M. Wahl	By: /s/Kellie Gwinn
Name: John M. Wahl	Name: Kellie Gwinn
Title: Corporate Trust Officer	Title: Vice President